UNUM Corporation and Subsidiaries
Form 10-Q/A
March 31, 1999

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            Three Months Ended
                                                                 March 31,
                                                            ------------------
(Unaudited - Dollars in millions)                           1999          1998
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Earnings:
  Income before income taxes                              $ 48.5        $134.4
  Add:  Fixed charges                                       19.7          14.2
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Earnings as adjusted                                      $ 68.2        $148.6
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Fixed charges:
  Interest expense                                        $ 16.8        $ 11.7
  Interest portion of rent expense                           2.9           2.5
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Total fixed charges                                       $ 19.7        $ 14.2
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Ratio of earnings to fixed charges                           3.5          10.5
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.